Exhibit (a)(2)

SMID-CAP PORTFOLIO (formerly called Small-Cap Portfolio)

AMENDMENT TO DECLARATION OF TRUST

     AMENDMENT, to be effective December 29, 2006 to the Declaration of Trust made December 10, 2001 (hereinafter called the “Declaration”) of Small-Cap Portfolio, a New York trust (hereinafter called the “Trust”) by the undersigned, being at least a majority of the Trustees of the Trust in office.

     WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change the name of the Trust;

     NOW, THEREFORE, the undersigned Trustees, do hereby amend the Declaration as of January 1, 2007, in the following manner:

1.  The caption at the head of the Declaration is hereby amended to read as follows:

SMID-CAP PORTFOLIO

2.  Section 1.1 of Article I of the Declaration is hereby amended to read as follows:

ARTICLE I

     1.1.  Name.  The name of the trust created hereby (the “Trust”) shall be SMID-Cap Portfolio and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, employees, agents or independent contractors of the Trust or holders of interests in the Trust.

     IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 25th day of September, 2006.

/s/ Benjamin C. Esty	/s/ Ronald A. Pearlman
Benjamin C. Esty	Ronald A. Pearlman

/s/ James B. Hawkes	/s/ Norton H. Reamer
James B. Hawkes	Norton H. Reamer

/s/ Samuel L. Hayes, III	/s/ Lynn A. Stout
Samuel L. Hayes, III	Lynn A. Stout

/s/ William H. Park	/s/ Ralph F. Verni
William H. Park	Ralph F. Verni